Exhibit 10.30

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (the “Agreement”) is made between the employee set forth on Exhibit A (“Employee”) and Realty Income Corporation, a Maryland corporation (the “Company”), as of the Grant Date set forth on Exhibit A (the “Effective Date”).

RECITALS

(1)        Pursuant to the 2012 Incentive Award Plan of Realty Income Corporation, as amended from time to time (the “Plan”), on the Grant Date set forth on Exhibit A (the “Grant Date”) the Company granted to Employee an award of restricted common stock of the Company, the number of shares of which is set forth on Exhibit A (the “Shares”).

(2)        As a condition to Employee’s grant of the Shares, Employee must accept this Restricted Stock Agreement, which sets forth the rights and obligations of the parties with respect to the Shares.

(3)        The Plan’s terms are hereby incorporated herein by reference.  Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.

1.  Forfeiture; Vesting.

(a)        Subject to Subsections 1(c), 1(d) and 1(e) hereof, if Employee’s employment with the Company is terminated for any reason, including, but not limited to for Cause (as defined below), all unvested Shares (the “Unvested Shares”) as of the date of such termination shall immediately be forfeited and Employee’s rights in any Unvested Shares shall thereupon lapse and expire; provided, that a number of Unvested Shares shall vest equal to the number of Shares that would have vested on the next Vesting Date following the date of termination of employment (had Employee remained employed through such date), pro-rated based on the number of days elapsed from the Vesting Date immediately preceding the date of termination of employment through the date of termination (as a portion of the number of days between such Vesting Date and the next Vesting Date following the date of termination of employment), rounded down to the nearest whole Share.

(b)        Except as provided in Subsections 1(a) and (c) hereof, the Unvested Shares issued hereunder shall become vested over a five (5) year period, as specifically set forth on Exhibit A, subject to Employee’s continued service as an Employee of the Company as of each such Vesting Date.

(c)        Notwithstanding the provisions of Subsections 1(a) and (b) hereof, in the event of Employee’s termination of employment by the Company without Cause (as defined below), within eighteen (18) months following a Change in Control, then all Unvested Shares (or any unvested rights to cash or other property for which the Unvested Shares were substituted or exchanged in connection with the Change in Control) shall immediately become vested.

(d)       Notwithstanding the provisions of Subsections 1(a) and (b) hereof, in the event of Employee’s termination of employment due to Employee’s death, then all Unvested Shares shall immediately become vested.

(e)        Notwithstanding the provisions of Subsections 1(a) hereof, in the event of Employee’s termination of employment due to Employee’s Disability (as defined below), then Employee’s shares shall vest in accordance with Subsection 1(a) hereof and shall continue to vest in accordance with the vesting schedule set forth on Exhibit A, so long as Employee’s disability is continuing on each Vesting Date and Employee is not employed by another employer.

(f)        For purposes of this Agreement, “Cause”, “Constructive Termination”, “Disability” and “Retirement” shall have the following defined meanings:

(i)         “Cause” means (a) theft, dishonesty or falsification of any employment or Company records; (b) malicious or reckless disclosure of the Company’s confidential or proprietary information; (c) commission of any immoral or illegal act or any gross or willful misconduct, where the Company reasonably determines that such act or misconduct has (1) seriously undermined the ability of the Company’s management to entrust Employee with important matters or otherwise work effectively with Employee, (2) contributed to the Company’s loss of significant revenues or business opportunities, or (3) significantly and detrimentally affected the business or reputation of the Company or any of its subsidiaries; and/or (d) Employee’s failure or refusal to work diligently to perform tasks or achieve goals reasonably requested by the Board, provided such breach, failure or refusal continues after the receipt of reasonable notice in writing of such failure or refusal and an opportunity to correct the problem.  “Cause” shall not mean a physical or mental disability.

(a)      the delegation to Employee of duties or the reduction of Employee’s duties, either of which substantially reduces the nature, responsibility, or character of Employee’s position immediately prior to such delegation or reduction;

(b)      a material reduction by the Company in Employee’s base salary in effect immediately prior to such reduction;

(c)      the Company’s relocation of Employee’s principal office location to a place more than forty (40) miles from the Company’s present headquarters location (except that reasonably required travel on the Company’s business shall not be considered a relocation).

(ii)        “Disability” means the total and permanent incapacity of an employee due to physical or mental impairment, to engage in any gainful activity, which disability can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, and which disability shall be determined on the basis of medical evidence by a licensed physician designated by the Company.

2.  Transfer of Shares.  Unless permitted by the Administrator, Unvested Shares or any interest or right therein or part thereof shall not be liable for the debts, contracts or engagements of Employee or his or her successors in interest and shall not be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law or by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 2 shall not apply to vested Shares and shall not prevent transfers by will or by applicable laws of descent and distribution.  In the case of a permitted transfer of Unvested Shares, the transferee or other recipient shall receive and hold the Unvested Shares so transferred subject to the provisions of this Agreement, and there shall be no further transfer of such Shares except in accordance with the terms of this Section 2.  Any transferee shall acknowledge the same by signing a copy of this Agreement.  Transfer or sale of the Shares is subject to restrictions on transfer imposed by any applicable state and federal securities laws.  The Unvested Shares will be held in book entry form by the Company’s Stock Transfer Agent.  As Shares vest, the Transfer Agent will be given instructions to issue a certificate to Employee or the approved transferee for the vested Shares.

3.  Dividends and Voting Rights.  Employee shall be entitled to any and all dividends on the Shares, payable from the Grant Date.  In addition, as of the Grant Date, Employee shall have all voting rights with respect to Shares.

4.  Ownership Rights, Duties.  This Agreement shall not affect in any way the ownership, voting rights or other rights or duties of Employee, except as specifically provided herein.

5.  Legends.  The certificate evidencing the Shares issued shall be endorsed with any legend required under applicable federal and state securities laws and the Company’s Articles of Incorporation.

6.  Adjustment for Stock Splits, Etc.  All references to the number of Shares on Exhibit A shall be appropriately adjusted to reflect any stock split, stock dividend or other recapitalization or change in the Shares which may be made by the Company after the date of this Agreement in accordance with Section 14.2 of the Plan.  Any and all shares of Common Stock received by Employee with respect to such Shares as a result of stock dividends, stock splits or any other form of recapitalization shall also be subject to this Agreement.

7.  Notices.  Notices required hereunder shall be given in person or by registered mail to the address of Employee shown on the records of the Company, and to the Company at its principal executive office.

8.  Survival of Terms.  This Agreement shall apply to and bind Employee and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors, including without limitation the Company’s acquirer in a Change in Control.

9.  Tax Withholding.  Notwithstanding anything to the contrary in this Agreement, the Company or its Affiliates shall be entitled to require payment in cash or deduction from other compensation payable to Employee of any sums required by federal, state or local tax law to be withheld with respect to the issuance, lapsing of restrictions on the Shares.  The Company may, in its discretion, require Employee to deliver shares of Common Stock owned by Employee duly endorsed for transfer to the Company with an aggregate Fair Market Value on the date of delivery equal to the statutory minimum sums to be withheld.  The Company shall not be obligated to deliver any new certificate representing vested Shares to Employee or his or her legal representative unless and until Employee or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of Employee resulting from the grant of the Shares or their vesting.

10.       No Section 83(b) Elections.  Because such election could have an impact on the Company’s ability to continue as a real estate investment trust under the Code (defined below), Employee agrees that Employee will not file an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to the Shares.  If Employee does file a Section 83(b) election then such election shall cause the forfeiture of all of the Shares, without proration (notwithstanding Section 1(a)).

11.       Representations.  Employee has reviewed with his or her own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement.  Employee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.  Employee understands that he/she (and not the Company) shall be responsible for his/her own tax liability that may arise as a result of the grant of Shares or the transactions contemplated by this Agreement.

12.       Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with California law, without giving effect to the principles of conflict of laws thereof.

Employee represents that he/she has read this Agreement, including Exhibit A, and is familiar with its terms and provisions.  Employee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Company’s Board of Directors or the Compensation Committee thereof upon any questions arising under this Agreement.

EXHIBIT A
TO RESTRICTED STOCK AGREEMENT (THE “AGREEMENT”)

Realty Income Corporation, a Maryland corporation (the “Company”), pursuant to the 2012 Incentive Award Plan of Realty Income Corporation, as amended from time to time (the “Plan”), hereby grants to the Employee the Shares set forth below (the “Grant”). This Grant is subject to all of the terms and conditions set forth herein, as well as the Agreement. As a condition to the grant of the Shares to Employee, Employee must accept the terms of the Agreement including this Exhibit, which sets forth the rights and obligations of the parties with respect to the Shares.

Employee:

Grant Date:

Shares Granted:

Vesting Schedule:	Vesting Dates	Number of Shares

Type of Award:	Restricted Stock Award

By accepting this Grant (by clicking on the “Accept” button), Employee represents that he/she has read the Agreement, including this Exhibit A, and is familiar with its terms and provisions.  Employee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Company’s Board of Directors or the Compensation Committee thereof upon any questions arising under the Agreement or this Grant.